UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

Oncorus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39575	47-3779757
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Hampshire Street, Suite 401 Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 320-6400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2021, Dr. Briggs Morrison, M.D. notified the board of directors (the “Board”) of Oncorus, Inc. (the “Company”) of his resignation as a director of the Company, including his position as Chairman of the Compensation Committee of the Board (the “Compensation Committee”), effective immediately. Dr. Morrison’s resignation was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Morrison joined the Board in March 2016 and the Board thanks Dr. Morrison for his dedicated service to the Company.

On April 5, 2021, the Board reclassified the members of the Board following the resignation of Dr. Morrison and the decisions, as previously announced, by Dr. Cameron Wheeler, Ph.D. and Dr. Robert Kirkman, M.D. not to stand for re-election at the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”). To effect this change, Scott Canute resigned as a director in the class of directors whose term was scheduled to expire at the annual meeting of stockholders to be held in 2023 and was immediately reappointed as a director in the class whose term will expire at the Annual Meeting. Mr. Canute will stand for re-election at the Annual Meeting, and if re-elected, his term would expire at the annual meeting of stockholders to be held in 2024.

In connection with Dr. Morrison’s resignation, upon recommendation of the Nominating and Corporate Governance Committee of the Board, the Board also appointed Mr. Canute as a member and the Chairman of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCORUS, INC.

By:	/s/ John McCabe
John McCabe
Chief Financial Officer

Dated: April 6, 2021